FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-11

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 11/18/16 08:53:12

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-LC25 - PUBLIC NEW ISSUE **PRICE GUIDANCE** $826.045 MM FIXED-RATE CMBS OFFERING

SOLE LEAD MANAGERS & JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: ACADEMY SECURITIES, INC. AND DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUIDANCE
A-1	AAA(sf)/AAAsf/Aaa(sf)/AAA	43.663	30.000%	2.78	44.2%	18.0%	+35A
A-2	AAA(sf)/AAAsf/Aaa(sf)/AAA	75.129	30.000%	4.88	44.2%	18.0%	+55A
A-3	AAA(sf)/AAAsf/Aaa(sf)/AAA	235.000	30.000%	9.68	44.2%	18.0%	-2 to A4
A-4	AAA(sf)/AAAsf/Aaa(sf)/AAA	253.530	30.000%	9.90	44.2%	18.0%	+113A
A-SB	AAA(sf)/AAAsf/Aaa(sf)/AAA	61.153	30.000%	7.20	44.2%	18.0%	-11 to A4
A-S	AAA(sf)/AAAsf/Aa2(sf)/AAA	71.623	22.500%	9.94	49.0%	16.3%	+145A
B	AA(sf)/AA-sf/NR/AA	42.973	18.000%	9.94	51.8%	15.4%	+165-175
C	A(low)/A-sf/NR/A-	42.974	13.500%	9.94	54.7%	14.6%	+265-280

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	AAA(sf)/BBB-sf/NR/AAA	52.523	N/A	N/A	N/A	N/A
D	BBB(sf)/BBB-sf/NR/BBB	52.523	8.000%	9.94	58.1%	13.7%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$954,965,554
NUMBER OF LOANS:	80
NUMBER OF PROPERTIES:	135
WA CUT-OFF LTV:	63.2%
WA BALLOON LTV:	54.8%
WA U/W NCF DSCR:	2.16x
WA U/W NOI DEBT YIELD:	12.6%
WA MORTGAGE RATE:	4.461%
TOP TEN LOANS %:	37.9%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	352
WA SEASONING (MOS):	2

LOAN SELLERS:	LCF(43.5%), WFB(28.9%), RMF(20.9%), NCB(6.7%)

TOP 3 PROPERTY TYPES:	RETAIL (31.9%), OFFICE (24.1%), HOSPITALITY (14.5%)

TOP 5 STATES:	NY(17.8%), CA(10.4%), TX(8.8%), SC(6.8%), FL(6.5%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	CWCAPITAL ASSET MANAGEMENT LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	WORLD CLASS CAPITAL GROUP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY/TOMORROW
ANTICIPATED PRICING:	BEG OF WEEK 11/21
ANTICIPATED SETTLEMENT:	DECEMBER 8, 2016

ROADSHOW
NEW YORK 1x1's:	MON, 11/14
HARTFORD, BREAKFAST:	TUES, 11/15 @ 8:30AM ET, MAX'S DOWNTOWN
MINNEAPOLIS, BREAKFAST:	TUES, 11/15 @ 7:30AM CT, THE GRAND HOTEL
BOSTON, LUNCH:	TUES, 11/15 @ 12:00PM CT, THE LANGHAM
DES MOINES,LUNCH:	TUES, 11/15 @ 1:30PM CT, DES MOINES MARRIOTT DOWNTOWN

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: WFCM2016LC25
FINAL LINK: http://www.netroadshow.com/nrs/wp/default.html?show=ef28CB

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.